CONTACT:  Bruce Zurlnick                     Leigh Parrish/Melissa Myron
          Senior Vice President and          Media Contact: Melissa Merrill
          Chief Financial Officer            Financial Dynamics
          Finlay Enterprises, Inc.           (212) 850-5600
          (212) 808-2800

FOR IMMEDIATE RELEASE
---------------------

                    FINLAY ENTERPRISES REPORTS 0.5% INCREASE
                        IN Q1 COMPARABLE DEPARTMENT SALES

NEW YORK, NY, MAY 5, 2005 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, today announced a
0.5% increase in comparable department sales (departments open for the same months during the comparable period) for the first quarter ended April 30, 2005.
This compares to a 6.8% comparable department sales increase in the first quarter of the prior year. Total sales for the first quarter decreased 1.0% to
$185.7 million from $187.6 million in the first quarter of 2004.

Primarily due to a more difficult than anticipated retail environment, first quarter sales were lower than previously projected. The Company now anticipates a net loss of $0.30 to $0.35 per share for the first quarter, which compares to a net loss per share of $0.18 for the first quarter of the prior year.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises,
Inc. commented, "The retail environment turned softer in March and April, as a slowing economy impacted retail sales. Although we are disappointed in having to revise our sales and earnings estimates, we are positioned, from both a merchandising and marketing standpoint, to execute our plan over the balance of this all-important week leading up to Mother's Day and to maximize our opportunities going forward. Our continued tight focus on controlling inventory and operating expenses will support our bottom line results for the balance of the year."

In addition, the Company now projects comparable department sales for the second quarter in the range of 1.0% - 2.0%, compared to its earlier forecast of approximately 2.0% - 3.0%. Based upon the revisions to its first half expectations, the Company now estimates full year diluted earnings per share of
$2.05 to $2.15. This compares to diluted earnings per share of $2.25 in fiscal
2004, excluding debt extinguishment costs related to refinancing the Company's debt and credits associated with the liquidation of Sonab, the Company's former
European subsidiary.

The Company is continuing its due diligence process in connection with its previously announced discussions regarding a possible acquisition of Carlyle &
Co. Jewelers. Carlyle is a privately-owned regional chain, located primarily in the southeastern United States, with 32 jewelry stores and annual sales of approximately $85 million. The acquisition is subject to negotiation and execution of a definitive merger agreement that will include various closing conditions. There can be no assurances that these conditions will be satisfied, or that consummation of this transaction will occur.

The Company will report full results for the first quarter on May 19, 2005.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine
Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with sales of $923.6 million in fiscal 2004. The number of locations at the end of the first quarter of fiscal 2005 totaled 962.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the
Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by
Finlay or any other person that the events or circumstances described in such statement are material.

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